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EXHIBIT 4

                  AMENDMENT TO RIGHTS AGREEMENT

      AMENDMENT, effective as of December 23, 1994, to the Rights Agreement, dated as of February 4, 1987, between Perry Drug Stores, Inc., a Michigan corporation (the "Company"), and National Bank of Detroit, a national banking association, as Rights Agent (the "Rights Agent"), as amended by that certain Amendment dated as of June 2, 1989 (the "Rights Agreement").

      WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

      WHEREAS, the Company has appointed State Street Bank &
Trust Co., a Massachusetts banking corporation, as Successor
Rights Agent under the Rights Agreement; and

      WHEREAS, the Company and the Successor Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;

      THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

      1. Section 1(a) is amended by adding the following at the end of said Section:

            ; provided, however, that none of Rite Aid
      Corporation, a Delaware corporation ("Rite Aid"), Lake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Rite Aid (the "Purchaser") and their Affiliates shall be deemed to be an Acquiring Person by virtue of (x) the execution of the Agreement and Plan of Merger, dated as of December 23, 1994 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, Rite Aid and the Purchaser, or (y) the consummation of any of the transactions contemplated thereby or by the Shareholders Agreements (as defined therein), including, without limitation, the publication or other announcement of the Offer (as defined therein), the consummation of the Offer and the Merger (as defined therein) or the purchase of shares of Common Stock pursuant to the Shareholders Agreements.

      2. Section 1(j) is amended by adding the following at the end of said Section:

            ; provided, however, that the public announcement of
      (x) the Offer, (y) the Merger or (z) that Rite Aid,
      Purchaser or any of their Affiliates has become the Beneficial Owner of a Substantial Block of Common Stock, shall not constitute a Shares Acquisition Date.

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      3.  Section 1(l) is amended by adding the following at the end of said Section:

            Notwithstanding anything to the contrary contained in this Agreement, neither the Offer nor the Merger shall constitute a Triggering Event or an event described in
      Section 11(a)(ii)(A), (B) or (C) or Section 13(a).

      4. Section 13(d) is amended by adding the following at the end of said Section:

            Consummation of the Offer and the Merger pursuant to, and in accordance with, the terms of Merger Agreement, shall constitute the consummation of a transaction contemplated by this Section 13(d).

      5. Section 23 is amended by adding the following at the end of said Section:

            Notwithstanding any other provision of the Agreement, upon consummation of the Merger pursuant to, and in accordance with, the terms of Merger Agreement, all Rights shall expire.

      6. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

      7. The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 27th day of December, 1994.

                        PERRY DRUG STORES, INC.


                        By /S/ ROBERT A. BERLOW
                        Name: Robert A. Berlow
                        Title: Executive Vice President


                        STATE STREET BANK & TRUST CO.,
                        as Successor Rights Agent


                         /S/ RONALD E. LOGUE
                        Name: Ronald E. Logue
                        Title: Executive Vice President